Management’s Discussion and Analysis of Financial Condition and Results of Continuing Operations
EXECUTIVE OVERVIEW
SunEdison is one of the world's leading renewable energy development companies and is committed to transforming the way energy is generated, distributed and owned around the globe. We develop, finance, install, own and operate wind and solar power plants, delivering predictably priced electricity to our residential, commercial, government and utility customers. In addition, we manufacture advanced renewable energy materials and technologies.
The accompanying discussion and analysis of SunEdison includes the consolidated results of TerraForm Power, Inc. ("TerraForm"), which is a separate SEC registrant. The results of TerraForm are reported as our TerraForm Power reportable segment, as described in Note 22 to the accompanying consolidated financial statements. References to "SunEdison", "we", "our" or "us" within the accompanying discussion and analysis refer to the consolidated reporting entity.
During the year ended December 31, 2014, we continued execution of a strategic plan for the ongoing operation of our businesses designed to continue to improve our performance and address the challenges within our industries. Our business strategy is designed to address the most significant opportunities and challenges facing the company, including:

•
Managing cash flow and mitigating liquidity risks in consideration of our plan to retain more renewable energy projects on our balance sheet by evaluating the level of committed financing prior to commencement of solar project construction, decreasing our overall cost of capital through the formation of yield vehicles and other financial structures and managing the timing of expenditures for the construction of renewable energy systems as compared to receipts from final sale or financing;

•	Optimizing renewable energy project pipeline development and achieving future growth in renewable energy systems sales globally and across all platforms;

•	Growing our portfolio of clean power generation assets and cash available for distribution in order to increase the dividends paid by TerraForm.
Recent Events
On January 29, 2015, SunEdison and TerraForm completed the acquisition of First Wind Holdings LLC ("First Wind") for total consideration of $2.4 billion, which included $1.9 billion in upfront consideration and $510 million in earnout payments. First Wind is one of the leading developers, owners and operators of wind projects in the U.S. We purchased the equity interests of First Wind and certain of its subsidiaries, thereby acquiring a leading wind development and asset management platform. TerraForm purchased 500 MW of operating wind power plants and 21 MW of operating solar power plants from First Wind. The acquisition provides us with an additional 8 GW of development-stage projects, of which 1.0 GW consists of production tax credit ("PTC") eligible wind project pipeline and backlog, and 0.6 GW of solar project pipeline and backlog. In December 2014, we have secured wind turbines that increase the number of PTC-eligible wind projects from 1.0 GW to 2.6 GW.
On January 29, 2015, we issued $410.0 million in term loans which mature on January 29, 2017 under a margin loan agreement. The net proceeds of the term loans, less certain expenses, were used to fund a portion of the consideration for the acquisition of First Wind.
On January 28, 2015, TerraForm issued $800.0 million in senior notes due 2023 in a private placement offering. TerraForm used the net proceeds from the offering to fund a portion of the acquisition of certain power generation assets from First Wind and to refinance existing indebtedness.
On January 27, 2015, we issued $460.0 million in 2.375% convertible senior notes due 2022 in a private placement offering and paid $37.6 million to enter into related capped call transactions. We used the net proceeds from this offering to fund a portion of the consideration for the acquisition of First Wind and to repay all or a portion of indebtedness incurred to purchase 1.6 GW of production tax credit qualified turbines. We intend to use the remaining net proceeds to fund working capital, accelerate growth of the business and for other general corporate purposes.
On January 22, 2015, TerraForm completed a follow-on offering of 13,800,000 shares of its Class A common stock at a price to the public of $29.33 per share for total proceeds of $404.8 million. TerraForm used the net proceeds from the offering to fund a portion of the acquisition of certain power generation assets from First Wind.
On January 20, 2015, an underwritten secondary offering of 17,250,000 ordinary shares of SSL was closed at a price of $15.19 per share. We sold 12,951,347 of SSL’s ordinary shares held by us in the offering. We used the net proceeds from this offering to fund a portion of the consideration for the acquisition of First Wind.

On November 26, 2014, TerraForm completed the sale 11,666,667 shares of Class A common stock in a private placement offering at a price of $30.00 per share for total proceeds of $350.0 million. TerraForm used the net proceeds from the offering to fund a portion of the acquisition of certain power generation assets from First Wind and to refinance existing indebtedness.
On September 29, 2014, we announced our plan to monetize certain of our renewable energy generation assets located in emerging markets by aggregating them under a dividend growth-oriented subsidiary (originally named SunEdison Emerging Markets Yield, Inc. and now TerraForm Global, Inc., or “TerraForm Global") and divesting an interest in TerraForm Global through an initial public offering (the "proposed TerraForm Global IPO"). TerraForm Global would initially own renewable energy generation assets located in China, Brazil, India, Peru, Uruguay, Malaysia, Thailand and South Africa. We expect to retain majority ownership of TerraForm Global and to provide specified support services to TerraForm Global based on terms that have not yet been determined. Concurrently with this announcement, we submitted a registration statement on a confidential basis with the SEC with respect to the proposed TerraForm Global IPO. The completion of the proposed TerraForm Global IPO and related transactions are subject to numerous conditions, including market conditions, approval by our Board of Directors of the terms of the proposed TerraForm Global IPO and receipt of all regulatory approvals, including the effectiveness of the registration statement that has been submitted to the SEC.
On July 23, 2014, we completed the underwritten initial public offering of 23,074,750 Class A shares of TerraForm, our yieldco subsidiary. The shares of TerraForm began trading on the NASDAQ Global Select Market on July 18, 2014 under the ticker symbol “TERP.” We believe this structure will allow us to capture additional retained value from our renewable energy projects and to secure lower cost of capital.
On May 28, 2014, we completed the underwritten initial public offering of 8,280,000 ordinary shares of SunEdison Semiconductor Ltd, ("SSL"), our semiconductor materials business (the "SSL IPO"). The shares of SSL began trading on the NASDAQ Global Select Market on May 22, 2014 under the ticker symbol “SEMI.” We believe this structure will allow each independent company to pursue its own strategies, focus on its key markets and customers, optimize its capital structure and enhance its access to capital in the future.
Segment Results of Continuing Operations
Effective January 29, 2015, we completed the previously announced acquisition of First Wind Holdings, LLC ("First Wind"), a U.S. based renewable energy company focused on the development and operation of utility-scale wind and solar energy projects. As a consequence of our expansion into wind power generation through the completion of the First Wind acquisition, we renamed the segment previously referred to as our Solar Energy segment. Henceforth, this segment will be referred to as our Renewable Energy Development segment. In addition to solar and wind energy generation, management intends to explore opportunities to expand into other methods of clean energy generation in the future.
Effective January 20, 2015, in connection with the disposal of our controlling interest in SSL (see Note 3), we determined that SSL met the criteria for classification as discontinued operations. As such, our Semiconductor Materials segment is no longer considered a reportable segment.
Effective July 23, 2014, in connection with the completion of the TerraForm IPO (see Note 24), we identified TerraForm Power as a new reportable segment.
As a result of these changes to our internal financial reporting structure, we determined that such changes should also be reflected in the reportable segments data disclosed in our consolidated financial statements, in accordance with FASB ASC Topic 280, Segment Reporting.
Renewable Energy Development Segment
During the year ended December 31, 2014, Renewable Energy Development segment revenues were recognized for sales of 49 renewable energy systems and other solar products totaling 325 megawatts ("MW"). Additionally, during the year ended December 31, 2014, 783 MW of additional projects were constructed and held on the balance sheet. As of December 31, 2014, we have 467 MW of solar projects under construction compared to 504 MW as of December 31, 2013. Our projects currently under construction are predominately located in Honduras, India, Chile, Canada, the United Kingdom and the United States.
The following table summarizes our individually significant projects under construction as of December 31, 2014, which are expected to be completed within the next six months. The remaining 267 MW in projects under construction are not individually material in size and vary in stages of construction and jurisdictions.

Project	Location	Rated Capacity (MW)[1]	PPA Counterparty
Project A	Chile	70	Antofagasta PLC
Project B	India	39	Solar Energy Corporation of India
Project C	Honduras	35	Empresa Nacional de Energía Eléctrica
Project D	U.K.	30	Statkraft Markets GMBH
Project E	United States	26	Southern California Edison
1 Rated capacity is the expected maximum output a solar energy system can produce without exceeding its design limits.
We continue to evaluate project development opportunities globally. We have a project pipeline of approximately 5.1 GW as of December 31, 2014, representing a 1.7 GW increase from the 3.4 GW of project pipeline as of December 31, 2013. Approximately 2.6 GW of our 5.1 GW project pipeline represents project backlog, which includes projects that are either currently under construction or for which we have an executed PPA ("power purchase agreement") or other energy off-take agreement such as a FiT ("feed-in tariff"). Our project backlog by region as of December 31, 2014 is as follows:

Region	Percentage of Total Backlog
United States	49%
Europe, the Middle East and Latin America	35%
Emerging Markets	14%
Canada	2%
Total	100%
TerraForm Power Segment
TerraForm Power segment net sales increased for the year ended December 31, 2014, compared to the same period in 2013, primarily due to energy and incentive revenue associated with operating projects acquired and projects which achieved commercial operations subsequent to December 31, 2013. Megawatt hours sold increased from 60,176 for the year ended December 31, 2013, to 722,411 for the year ended December 31, 2014. Megawatt hours sold refers to the actual volume of electricity generated and sold by the TerraForm Power segment during a particular period.
TerraForm's current portfolio consists of solar projects located in the Unites States, Puerto Rico, Canada, the United Kingdom and Chile with total nameplate capacity (rated capacity adjusted for TerraForm's economic interest) of 928 MW. All of TerraForm's projects have long-term PPAs with a weighted average (based on MW) remaining life of 21 years as of December 31, 2014.
RESULTS OF CONTINUING OPERATIONS
Net Sales
Net sales by segment for the years ended December 31, 2014, 2013 and 2012 were as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Renewable Energy Development	$1,594.3	$1,204.3	$1,731.4
TerraForm Power	125.9	17.5	15.7
Intersegment eliminations	(73.5)	(125.7)	(144.6)
Consolidated net sales	$1,646.7	$1,096.1	$1,602.5
Renewable Energy Development
2014 vs. 2013
Renewable Energy Development segment net sales increased $390.0 million in 2014 as compared to 2013. Net sales of renewable energy systems increased $291.2 million due to higher sales volumes and an increase in the recognition of previously deferred revenue, partially offset by a decrease in average selling price. Net sales to residential and small commercial customers increased $57.2 million in 2014 as compared to 2013 due to the acquisition of Energy Matters during the third quarter and other growth initiatives. Renewable energy system sales totaled 325 MW in 2014 as compared to 153 MW in

2013, and average selling prices decreased from $2.93 in 2013 to $2.56 in 2014. Net sales from energy production increased $76.5 million in 2014 as compared to 2013 due to our strategic decision to retain ownership of certain renewable energy systems we develop. Net sales of solar materials increased by $12.8 million in 2014 as compared to 2013 due to higher average sales prices as a result of a favorable product mix due to an increase in mono wafer sales.
2013 vs. 2012
Renewable Energy Development segment net sales decreased $527.1 million in 2013 as compared to 2012. Net sales of renewable energy systems decreased $525.6 million primarily due to our strategic decision to retain ownership of certain renewable energy systems we developed in preparation for the TerraForm IPO versus selling to third parties. Renewable energy system sales totaled 153 MW in 2013 as compared to 292 MW during 2012. In addition, sales of renewable energy systems decreased due to lower average selling price driven by an unfavorable sales mix. In 2012, approximately 95% of the renewable energy project revenue was related to sales of fully developed renewable energy systems, whereas in 2013, approximately 25% of the renewable energy project new sales were related to engineering, procurement and construction ("EPC") renewable energy system revenue. EPC renewable energy system sales per watt are generally lower than fully developed renewable system project sales per watt because we are not directly involved in every phase of the system's design, financing and development. This change in mix resulted in a decrease in average selling price of approximately $0.43 per watt in 2013 as compared to 2012. Decreases in net sales of renewable energy systems were partially offset by increases in net sales of solar materials. Solar materials net sales in 2013 included $22.9 million related to revenue recognized as part of the termination of the long-term solar wafer supply contract with Gintech and $25.0 million related to revenue recognized as part of the amendment of the long-term solar wafer supply contract with Tainergy. Solar materials net sales in 2012 included $37.1 million in revenue recognized in 2012 for the termination of the long-term solar wafer supply contract with Conergy.
TerraForm Power
2014 vs. 2013
TerraForm Power segment net sales increased $108.4 million for the year ended December 31, 2014, compared to the same period in 2013, primarily due to energy and incentive revenue associated with operating projects acquired and projects which achieved commercial operations subsequent to December 31, 2013. Megawatt hours sold increased from 60,176 for the year ended December 31, 2013, to 722,411 for the year ended December 31, 2014.
2013 vs. 2012
TerraForm Power segment net sales increased $1.8 million for the year ended December 31, 2013, compared to the same period in 2012, primarily due to energy and incentive revenue associated with operating projects acquired and projects which achieved commercial operations subsequent to December 31, 2012. Megawatt hours sold increased from 52,325 for the year ended December 31, 2012, to 60,176 for the year ended December 31, 2013.
Gross Profit and Gross Margin
Gross profit and gross margin by segment for the years ended December 31, 2014, 2013 and 2012 were as follows:

	For the year ended December 31,
In Millions	2014		2013		2012
Renewable Energy Development	$82.4	5.2%	$54.7	4.5%	$243.8	14.1%
TerraForm Power	60.5	48.1%	8.9	50.9%	10.0	63.7%
Total Gross Profit	$142.9	8.7%	$63.6	5.8%	$253.8	15.8%
Renewable Energy Development
2014 vs. 2013
Renewable Energy Development segment gross profit increased $27.7 million in 2014 as compared to 2013 primarily due to cost reduction initiatives and an improved sales mix. Gross profit in 2013 was negatively impacted by lower sales of fully developed renewable energy systems, $18.5 million of lower of cost or market charges and intangible asset impairment charges of $10.2 million. Offsetting these items in 2013 were the $25.0 million of revenue recognized on the Tainergy contract amendment, $22.9 million of revenue recognized related to a contract termination with Gintech. In addition, $32.3 million of revenue was recognized from profit deferrals for power guarantees that expired during 2013 versus $59.3 million in 2014.
2013 vs. 2012

Renewable Energy Development segment gross profit decreased $189.1 million in 2013 as compared to 2012. Gross profit in 2013 was negatively impacted by lower sales of fully developed renewable energy systems, $18.5 million of lower of cost or market charges and intangible asset impairment charges of $10.2 million. Offsetting these items in 2013 were the $25.0 million of revenue recognized on the Tainergy contract amendment, $22.9 million of revenue recognized related to a contract termination with Gintech and $32.3 million of revenue recognized from profit deferrals for power guarantees that expired during 2013. Renewable Energy Development segment gross profit in 2012 was positively impacted by the $37.1 million of revenue on the Conergy termination and $54.4 million of revenue recognized related to profit deferrals for a power guarantee that expired for a 70 MW project in Italy that was sold in the fourth quarter of 2010.
TerraForm Power
2014 vs. 2013
TerraForm Power segment gross profit increased $51.6 million in 2014 as compared to 2013 due primarily to higher net sales volumes. Gross margins in 2014 were 48.1% as compared to 50.9% in 2013 due to higher costs of operations driven by new solar generation facilities commencing operation and increased operation costs resulting from 2014 acquisitions.
2013 vs. 2012
TerraForm Power segment gross profit decreased $1.1 million due primarily to higher net sales volumes offset by declines in margin due to increased operational and maintenance expenses related to a portfolio acquired during 2013.
Operating Expenses
Marketing & Administration
Marketing and administration expense by segment for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Renewable Energy Development	$427.9	$252.7	$196.8
As a percentage of net sales	26.8%	21.0%	11.4%
TerraForm Power	53.3	3.8	4.7
As a percentage of net sales	42.3%	21.7%	29.9%
Total Marketing & Administration	$481.2	$256.5	$201.5
As a percentage of net sales	29.2%	23.4%	12.6%
Renewable Energy Development
2014 vs. 2013
Renewable Energy Development segment marketing and administrative expense increased from $252.7 million for the year ended December 31, 2013 to $427.9 million for the same period in 2014. This increase was due to increases in Renewable Energy Development segment staffing and certain expenses and non-capitalizable costs incurred in connection with the SSL IPO, the TerraForm IPO, the proposed EM Yieldco IPO, acquisitions, including the First Wind acquisition, and other growth initiatives.
2013 vs. 2012
Renewable Energy Development segment marketing and administrative expense increased $55.9 million in 2013 as compared to 2012. This increase was due to increases in staffing, higher expenses related to growth initiatives, and non-capitalizable costs incurred in connection with the preparation for the SSL and TerraForm IPOs and an unfavorable adjustment of $5.6 million to adjust the fair value of contingent consideration.
TerraForm Power
2014 vs. 2013
TerraForm Power segment marketing and administration expenses increased by $49.5 million from the year ended December 31, 2013 as compared to the year ended December 31, 2014 primarily due to additional costs incurred as a result of an increase in operational projects and nameplate capacity resulting from additional projects that achieved commercial operations, Call

Rights acquisitions, and third party acquisitions compared to the prior year period. In addition, the TerraForm Power segment incurred $14.9 million in acquisition costs during the year ended December 31, 2014. No such costs were incurred in 2013.
2013 vs. 2012
TerraForm Power segment marketing and administration expenses slightly decreased from the year ended December 31, 2013 as compared to the same period in 2012.
Research & Development
Research and development expense for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Total Research & Development	$26.9	$34.1	$38.4
As a percentage of net sales	1.6%	3.1%	2.4%
2014 vs. 2013
Research and development ("R&D") expenses within the Renewable Energy Development segment consist mainly of product and process development efforts. Since 2012, the Renewable Energy Development segment's R&D expenses have trended lower due to restructuring actions taken in 2011 primarily with the solar materials operations and other related headcount reductions.
2013 vs. 2012
Renewable Energy Development segment R&D expenses decreased for the year ended December 31, 2013 compared to the same period in 2012 due to restructuring actions taken in 2011.
Restructuring Charges
Restructuring charges for the years ended December 31, 2014, 2013 and 2012 were as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Restructuring Charges	$14.6	$64.2	$66.1
As a percentage of net sales	0.9%	5.9%	4.1%
In 2011, the solar industry experienced an economic decline. In order to account for this downturn, we went through a restructuring plan known as the 2011 Global Plan. The 2011 Global Plan included headcount and production reductions and consolidations of operations. A restructuring accrual was recorded in 2011 based on our best estimate of the costs of the restructuring plan. In 2012, we reversed $7.6 million of this restructuring accrual based on actual costs incurred. In addition in 2012, we signed an agreement with SSL pertaining to a polysilicon supply agreement as a result of the shuttering of SSL's Merano, Italy polysilicon facility. The letter of agreement required us to reimburse SSL 57.9 million euro related to damages paid to suppliers by SSL and lost profits. As a result, we recorded approximately $75.7 million in restructuring charges. Similar to the 2012 agreement, in September 2013 we agreed to reimburse SSL for damages paid to suppliers and lost profits for 2013. As a result we recorded $62.9 million of expense within restructuring charges in the consolidated statement of operations for the year ended December 31, 2013. In 2014, we recorded net restructuring charges related to the 2011 Global Plan of $14.4 million due to an unfavorable settlement of a polysilicon supply agreement negotiated in 2013 with SSL, but settled during the first half of 2014.
Long-lived Asset Impairment Charges
Long-lived asset impairment charges for the years ended December 31, 2014, 2013 and 2012 were as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Total Long-lived Asset Impairment Charges	$75.2	$3.4	$18.1
As a percentage of net sales	4.6%	0.3%	1.1%
2014 vs. 2013

During the year ended December 31, 2014, the Renewable Energy Development segment recognized long-lived asset impairment charges of $75.2 million. Charges in 2014 resulted from the impairment of certain multicrystalline solar wafer manufacturing equipment due to market indications that fair value was less than carrying value, the impairment of certain solar module manufacturing equipment following the termination of a long-term lease arrangement with one of our suppliers and the impairment of power plant development arrangement intangible assets and work in process related to certain solar projects
2013 vs. 2012
Impairment charges for the Renewable Energy Development segment in 2012 relate to an impairment charge taken on our solar wafer assets due to the market downturn and significant price declines.
Non-operating Expenses (Income)
Interest Expense
Interest expense by segment for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Renewable Energy Development	$316.5	$186.2	$130.8
As a percentage of net sales	19.9%	15.5%	7.6%
TerraForm Power	84.4	6.3	5.7
As a percentage of net sales	67.0%	36.0%	36.3%
Total Interest Expense	$400.9	$192.5	$136.5
As a percentage of net sales	24.3%	17.6%	8.5%
Renewable Energy Development
2014 vs. 2013
The Renewable Energy Development segment incurred $316.5 million in interest expense for the year ended December 31, 2014 compared to $186.2 million in the comparable period of 2013. Interest expense related to our debt and capital leases for renewable energy systems was the primary driver for the increases totaling $101.5 million. This increase is driven by the higher debt levels necessary to fund the development of our project pipeline. In addition, due to the senior convertible notes due 2018, 2020 and 2021 we incurred a total of $97.7 million in interest expense in 2014 pertaining to amortization of the deferred financing fees, amortization of the debt discount and interest expense compared to $90.1 million in expense in 2013 for similar debt instruments. Also, we incurred $33.4 million in interest expense in 2014 due to the acquired debt through the SRP acquisition and $7.4 million in expense in 2014 related to the First Wind Bridge Credit Facility entered into on November 17, 2014.
2013 vs. 2012
Renewable Energy Development segment interest expense increased from $130.8 million for the year ended December 31, 2012 to $186.2 million for the same period in 2013. Of this increase of $55.4 million, $24.0 million is related to the debt and capital leases for renewable energy systems. Another $28 million consists of commitment fees, amortization of deferred financing fees, amortization of the debt discount, interest expense and other nonrecurring fees related to the 2018 and 2021 notes.
TerraForm Power
2014 vs. 2013
TerraForm Power segment interest expense for the year ended December 31, 2014 increased by $78.1 million compared to the year ended December 31, 2013, primarily due to increased indebtedness related to acquisitions, financing lease arrangements and borrowings under the TerraForm's term loan, which resulted in higher interest expense compared to the same period in 2013. In addition, the amortization of fees included in interest expense increased $25.7 million primarily due to deferred fees associated with the bridge facility, which was repaid upon completion of the TerraForm IPO.
2013 vs. 2012

TerraForm Power interest expense increased by $0.6 million from the year ended December 31, 2013 when compared to the same period in 2012 primarily due to the acquisition of certain levered projects.
Interest Income
Interest income for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Interest Income	$(13.2)	$(6.0)	$(2.9)
As a percentage of net sales	(0.8)%	(0.5)%	(0.2)%
2014 vs. 2013
Increase in interest income of $7.2 million was primarily due to interest income recognized by SRP, an acquired entity in 2014 and higher levels of interest income earned on higher restricted cash balances.
2013 vs. 2012
Increase in interest income of $3.1 million was due to higher levels of interest income earned on higher restricted cash balances.
(Gain) Loss on Early Extinguishment of Debt
(Gain) loss on extinguishment of debt for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Total (gain) loss on early extinguishment of debt	$(9.6)	$75.1	$—
As a percentage of net sales	(0.6)%	6.9%	—%
2014 vs. 2013
The TerraForm Power segment incurred a net gain on the extinguishment of debt of $9.6 million for the year ended December 31, 2014, primarily due to the termination of financing lease obligations upon acquiring the lessor interest in certain assets and defeasance of debt obligations related to certain projects in the U.S.
2013 vs. 2012
In 2013, we completed the redemption of the $550.0 million outstanding aggregate principal amount of the 7.75% senior notes due 2019, the $400 million corporate revolving credit facility and the $200.0 million second lien term loan with an interest rate of 10.75%. As a result of these redemptions, the Renewable Energy Development segment recognized a loss on extinguishment of debt of $75.1 million for the year ended December 31, 2013, which was comprised of pre-payment premiums and other non-capitalizable costs totaling $52.4 million and the write off of unamortized deferred loan cost and unamortized debt discount totaling $22.7 million.
Other Expense
Other expense, net for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Total other, net	$41.8	$24.3	$3.9
As a percentage of net sales	2.5%	2.2%	0.2%
Total other expense primarily is driven by foreign exchange transaction and translation losses. The increase in expense reported for the year ended December 31, 2014 compared to the same period in 2013, is predominately driven by foreign exchange transaction losses recorded by TerraForm Power.
Income Tax (Benefit) Expense

Income tax (benefit) expense for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Income tax (benefit) expense	$(38.6)	$(1.2)	$61.3
Income Tax Rate as a % of Loss Before Income Taxes	3.1%	0.2%	(29.5)%
For the year ended December 31, 2014, we recorded an income tax benefit of $(38.6) million and an effective tax rate of 3.1% compared to an income tax benefit of $(1.2) million and an effective tax rate of 0.2% for the year ended December 31, 2013.
The 2014 net income tax benefit is primarily attributable to (i) the tax expense recognized at various rates in certain foreign jurisdictions which generate taxable income, (ii) a taxable gain recognized in stockholders' equity utilizing tax attributes that were previously offset with a valuation allowance, and thus as a result of intraperiod tax allocation, the tax benefit related to the reduction in the valuation allowance was recognized in continuing operations of $36.5 million, (iii) a tax benefit for the reduction of the valuation allowance on certain deferred tax assets of $3.2 million due to the ability to realize those benefits in the future and (iv) a tax benefit for the establishment of deferred taxes related to certain convertible note transactions.
The 2013 net income tax benefit is primarily attributable to the tax benefit recognized at various rates in certain foreign jurisdictions which generate taxable income, charges recognized to establish valuation allowance on certain deferred tax assets due to the likely inability to realize a benefit for certain future tax deductions and a net expense of $9.6 million due to the closure of the Internal Revenue Service (“IRS”) examination as discussed below.
The 2012 net income tax expense is primarily the result of the worldwide operational earnings mix at various rates, charges recognized to establish valuation allowances on certain deferred tax assets due to the likely inability to realize benefit for certain future tax deductions, a net increase to the accrual for uncertain tax positions, and the impact of examination of tax returns by the IRS, partially offset by the release of a valuation allowance in a foreign jurisdiction.
We are currently under examination by the IRS for the 2011 and 2012 tax year. We are also under examination by certain foreign tax jurisdictions. We believe it is reasonably possible that some portions of these examinations could be completed within the next twelve months and have currently recorded amounts in the financial statements that are reflective of the current status of these examinations. We are subject to examination in various jurisdictions for the 2007 through 2013 tax years.
Equity in Earnings (Loss) of Joint Ventures
Equity in earnings (loss) of joint ventures, net of tax, for the years ended December 31, 2014, 2013 and 2012 was as follows:

	For the year ended December 31,
In millions	2014	2013	2012
Equity in Earnings (Loss) of Joint Ventures, Net of Tax	$8.6	$5.7	$(2.3)
Equity in earnings of joint ventures, net of tax reported for the year ended December 31, 2014, was related to the sale of our interest in a joint venture. Equity in (loss) earnings of joint ventures, net of tax, for the years ending December 31, 2013 and 2012 relates primarily to the income and (loss) recorded during the years by both our SMP and Zhenjiang Huantai joint ventures.
FINANCIAL CONDITION

The following table summarizes the significant changes in our financial condition as of December 31, 2014 as compared to December 31, 2013:

Assets 2014 vs. 2013	$ Change	% Change	Explanation
Total cash, cash equivalents, cash committed for construction and restricted cash	$283.2	33.0%	See discussion in Liquidity and Capital Resources
Accounts receivable, net	120.4	47.6%	Increase primarily due to change from a consigned inventory method to a sales model with our solar materials customers.
Renewable energy systems held for development and sale, including consolidated variable interest entities	(208.6)	(45.3)%	Decrease primarily due to system sales in South Africa, Canada, U.S. and Chile, partially offset by new systems under development in Honduras and Singapore.
Prepaid and other current assets	159.0	40.4%	Increase due to higher deferred financing fees, prepaid interest and foreign value-added tax receivables
Investments	108.0	262.8%	Increase primarily due to the acquisition of SRP
Property, plant and equipment, net:	4,077.5	170.0%	Increase primarily due to acquisitions
Note hedge derivative asset	(514.8)	(100.0)%	Decrease due to a reclassification of these instruments to shareholders' equity upon shareholder approval of additional authorized shares of common stock during the second quarter
Goodwill and other intangible assets	542.7	463.5%	Increase due to acquisitions
Other assets	321.3	61.2%	Increase primarily due to acquisitions, deposits related to the purchase of PTC-qualified wind turbines and higher prepaid interest
Assets of discontinued operations	(69.4)	(6.2)%	Decrease primarily due to recognition of asset impairments on SSL's property, plant & equipment.
Liabilities 2014 vs. 2013
Current portion of long-term debt and short-term borrowings	$682.9	173.0%	Increase primarily due to short-term debt incurred for the purchase of PTC-qualified wind turbines and acquisitions
Accounts payable	334.9	43.9%	Increase primarily due to the timing of payments to vendors and acquisitions
Long-term debt, less current portion	2,743.6	86.5%	Increase primarily due to issuance of our senior convertible notes due 2020, borrowings under the TerraForm term loan and debt assumed in various acquisitions, primarily SMP
Customer deposits	(97.9)	(73.6)%	Decrease primarily due to lower deposits in our solar materials operations
Conversion option derivative liability	(506.5)	(100.0)%	Decrease due to reclassification of these instruments to stockholders' equity upon shareholder approval of additional authorized shares of common stock
Warrant derivative liability	(270.5)	(100.0)%	Decrease due to reclassification of these instruments to stockholders' equity upon shareholder approval of additional authorized shares of common stock
Other liabilities	639.9	83.4%	Increase primarily due to acquisitions and higher asset retirement obligations due to retaining additional projects on the balance sheet.
Liabilities of discontinued operations	149.5	44.8%	Increase primarily due to borrowings under the SSL senior secured term loan facility

LIQUIDITY AND CAPITAL RESOURCES
We incurred a net loss attributable to SunEdison stockholders of $1,180.4 million for the fiscal year ended December 31, 2014, which included a non-cash net loss of $499.4 million on the convertible notes derivatives, as well as a non-cash net gain of $145.7 million on our previously held equity interest in SMP Ltd. We used $770.0 million of cash for operations. Our total indebtedness, including project finance capital, increased from $3,565.8 million as of December 31, 2013 to $6,992.3 million as of December 31, 2014. As of December 31, 2014, we have a working capital deficit of $529.7 million. We continue to incur significant indebtedness to fund our operations and acquisitions and to use significant cash in our operations. If we delay the construction of renewable energy systems, our operating results and cash flows will be adversely impacted.
Our consolidated financial statements have been prepared assuming the realization of assets and the satisfaction of liabilities in the normal course, as well as continued compliance with the financial and other covenants contained in our existing credit facilities and other financing arrangements.
SSL and its subsidiaries are separate legal entities with their own creditors and other stakeholders. The semiconductor business assets and other assets that SSL and its subsidiaries have acquired are legally owned by those entities and are not available to satisfy claims of creditors of SunEdison, Inc. or our other non-SSL subsidiaries. Except to the limited extent provided in certain agreements entered into with SSL and its subsidiaries to receive selected services and limited financial support from SunEdison, SunEdison has no obligations with respect to SSL or for the benefit of its creditors.
As of December 31, 2014 we own 57.3% of TerraForm and continue to include TerraForm in our consolidated financial statements on the basis that we will maintain control of TerraForm. However, TerraForm and its subsidiaries are separate legal entities with their own creditors and other stakeholders. The solar project assets and other assets that TerraForm and its subsidiaries have acquired and expect to acquire in the future are and will be legally owned by those entities and are not available to satisfy claims of creditors of SunEdison, Inc. or our other non-TerraForm subsidiaries. Except to the limited extent provided in certain agreements entered into with TerraForm and its subsidiaries to receive selected services and limited financial support from SunEdison, SunEdison has no obligations with respect to TerraForm or for the benefit of its creditors.
Liquidity
Cash and cash equivalents, plus cash committed for construction projects, at December 31, 2014 totaled $986.2 million, compared to $790.7 million at December 31, 2013. Approximately $211.3 million of these cash and cash equivalents was held by our foreign subsidiaries, a portion of which may be subject to repatriation tax effects. We believe that any repatriation tax effects would have minimal impacts on future cash flows. The tax effects could be minimized by our actions, including, but not limited to, our ability to bring cash and cash equivalents to the U.S. through settlement of certain intercompany loans.
The primary items impacting our liquidity in the future are cash from operations, including working capital effects from the sale of renewable energy systems and reduction of current inventory levels, capital expenditures and expenditures for the construction of renewable energy systems for sale or to retain on our balance sheet, borrowings and payments under our credit facilities and other financing arrangements, the monetization of our pipeline and the availability of project finance and/or project equity at acceptable terms. We believe our liquidity will be sufficient to support our operations for the next twelve months, although no assurances can be made if significant adverse events occur, or if we are unable to access project capital needed to execute our business plan.
In addition to our need to maintain sufficient liquidity from cash flow from our operations and borrowing capacity under our credit facilities, we will need to raise additional funds in the future in order to meet the operating and capital needs of our renewable energy systems development business, including the acquisition and construction of renewable energy systems that we intend to retain on our balance sheet, including those systems that we intend to contribute to TerraForm Power and other yield vehicles. These funds are expected to be in the form of non-recourse project finance capital. However, there can be no assurances that such project financing or equity will be available to us or available to us on terms and conditions we find acceptable. We may not be able to sell solar projects or secure adequate debt financing or equity funding for such projects on favorable terms, or at all, at the time when we need such funding.
In the event that we are unable to raise additional funds, our liquidity will be adversely impacted, we may not be able to maintain compliance with our existing debt covenants and our business will suffer. If we are able to secure additional financing, these funds could be costly to secure and maintain and could significantly impact our earnings and our liquidity.
We expect cash on hand, 2015 operating cash flows, project finance debt, the Solar Energy credit facility, the TerraForm term loan and project construction facility to provide sufficient capital to support the acquisition and construction phases of our currently planned projects for 2015 and otherwise meet our capital needs for the remainder of 2015. However, we will continue to need to raise additional long-term project financing, either in the form of project debt or equity, or both. SunEdison expects its ongoing efforts to secure project capital, including sources of non-recourse project capital, to generate sufficient resources to support growth. The rate of growth of the Renewable Energy Development segment is limited by capital access. At December 31, 2014, our liabilities associated with project finance capital totaled $4,926.5 million. We anticipate incremental capital needs for 2015 associated with project finance markets for systems retained to range from $3.3 billion to $4.0 billion depending on the amount of megawatts constructed. There can be no assurances that such financing will be available to us or at terms that we find acceptable. In the event that we are unable to raise additional funds, our liquidity will be adversely impacted, we may not be able to maintain compliance with our existing debt covenants and our business will suffer.

If we are able to secure additional financing, these funds could be costly to secure and maintain and could impact our earnings and our liquidity.
We have discretion in how we use our cash to fund capital expenditures, to develop renewable energy systems, and for other costs of our business. We evaluate capital projects and the development of renewable energy systems based on their expected strategic impacts and our expected return on investment. We may use this discretion to decrease our capital expenditures and development of renewable energy systems, which may impact our operating results and cash flows for future years. For example, we may defer construction of renewable energy systems, sell renewable energy systems that we currently own and operate and look for opportunities to partner with outside investors to finance the development of projects.
Net cash provided (used) by activity during the years ended December 31, 2014, 2013 and 2012 follows:

	2014	2013	2012
In millions
Net cash (used in) provided by(1):
Operating Activities	$(770.0)	$(706.8)	$(263.5)
Investing Activities	(2,639.8)	(860.9)	(531.3)
Financing Activities	3,801.7	1,594.9	764.8

(1)	Includes the cash flow activity for continuing operations and discontinued operations.
In 2014, $770.0 million of cash was used for operating activities, compared to $706.8 million that was used in operating activities in 2013. The decrease in operating cash flows was primarily a result of an increase in prepaids and other current assets coupled with payments to vendors for operating expenses supporting our various growth initiatives.
In 2013, $706.8 million of cash was used for operating activities, compared to $263.5 million that was used for operating activities in 2012. The decrease in operating cash flows was primarily a result of our strategic decision to retain more projects on the balance sheet in preparation for the TerraForm IPO and increases in our renewable energy systems held for development, accounts receivable and other current assets offset by a decrease in accounts payable and accrued liabilities.
Our principal sources and uses of cash during the year ended December 31, 2014 were as follows:
Sources:

•	Received $1,733.7 million from renewable energy system financing arrangements, net of payments;

•	Received $975.6 million from non-renewable energy system specific financing;

•	Received $1,114.2 million from IPO, private placement and other equity offerings; and

•	Received $214.8 million from noncontrolling interests for investments in renewable energy systems
Uses:

•	Used $770.0 million for operations;

•	Invested $1,511.0 million in construction of renewable energy systems that will remain on our balance sheet, primarily through TerraForm or other yield vehicles

•	Invested $229.6 million in capital expenditures, primarily SMP's construction of a polysilicon facility

•	Invested $158.9 million on a deposit for wind turbine equipment

•	Used $719.0 million in acquisitions, net of cash acquired
At December 31, 2014, we had approximately $569.0 million of committed capital expenditures for our Renewable Energy Development segment primarily related to projects we intend to retain on our balance sheet.
Borrowings
Convertible Senior Notes Due 2018 and 2021
On December 20, 2013, we issued $600.0 million in aggregate principal amount of 2.00% convertible senior notes due 2018 (the "2018 Notes") and $600.0 million aggregate principal amount of 2.75% convertible senior notes due 2021 (the "2021 Notes", and together with the 2018 Notes, the "2018/2021 Notes") in a private placement offering. We received net proceeds, after payment of debt financing fees, of $1,167.3 million in the offering, before the redemption of the $550.0 million outstanding aggregate principal amount of the 7.75% senior notes due 2019 and the repayment of the $200.0 million outstanding aggregate principle amount of the 10.75% second lien term loan and before payment of the net cost of the call spread overlay described below.
Interest on the 2018 Notes is payable on April 1 and October 1 of each year, beginning on April 1, 2014. Interest on the 2021 Notes is payable on January 1 and July 1 of each year, beginning on July 1, 2014. The 2018 Notes and the 2021 Notes mature on October 1, 2018 and January 1, 2021, respectively, unless earlier converted or purchased.
The 2018/2021 Notes are convertible at any time until the close of business on the business day immediately preceding July 1, 2018 (in the case of the 2018 Notes) or October 1, 2020 (in the case of the 2021 Notes) insomuch that they meet certain criteria defined in footnote 9.
The conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. The 2018/2021 Notes are convertible only into cash, shares of our common stock or a combination thereof at our election. However, we were required to settle conversions solely in cash until we obtained the requisite approvals also defined in the aforementioned footnote.
The 2018/2021 Notes are general unsecured obligations and rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the 2018/2021 Notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and effectively subordinated to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.
From December 20, 2013 through May 29, 2014, the period in which we would have been required to settle conversions in cash if exercised, the embedded conversion options (the "2018/2021 Conversion Options") within the 2018/2021 Notes were separated from the 2018/2021 Notes and accounted for separately as derivative instruments (derivative liabilities) with changes in fair value reported in the consolidated statements of operations. Upon obtaining the requisite approvals from our stockholders discussed above, the 2018/2021 Conversion Options were considered equity instruments. Thus, as of May 29, 2014, the 2018/2021 Conversion Options were remeasured at fair value, or $888.4 million, with the change in fair value reported in the consolidated statement of operations, and the resulting fair value of the 2018/2021 Conversion Options was reclassified to Stockholders' Equity. Changes in fair value subsequent to May 29, 2014 are not recognized in the consolidated statement of operations as long as the instruments continue to qualify to be classified as equity.
Call Spread Overlay for Convertible Senior Notes Due 2018 and 2021
Concurrent with the issuance of the 2018/2021 Notes, we entered into privately negotiated convertible note hedge transactions (collectively, the "2018/2021 Note Hedges") and warrant transactions (collectively, the "2018/2021 Warrants" and together with the 2018/2021 Note Hedges, the “2018/2021 Call Spread Overlay”), with certain of the initial purchasers of the 2018/2021 Notes or their affiliates. Assuming full performance by the counterparties, the 2018/2021 Call Spread Overlay is designed to effectively reduce our potential payout over the principal amount on the 2018/2021 Notes upon conversion.
Under the terms of the 2018/2021 Note Hedges, we purchased from affiliates of certain of the initial purchasers of the 2018/2021 Notes options to acquire, at an exercise price of $14.62 per share, subject to anti-dilution adjustments, up to 82.1 million shares of our common stock. Each 2018/2021 Note Hedge is a separate transaction, entered into by us with each option counterparty, and is not part of the terms of the 2018/2021 Notes. Each 2018/2021 Note Hedge is exercisable upon the conversion of the 2018/2021 Notes and expires on the corresponding maturity dates of the 2018/2021 Notes. The option counterparties are generally obligated to settle their obligations to us upon exercise of the 2018/2021 Note Hedges in the same manner as we satisfy our obligations to holders of the 2018/2021 Notes.

Under the terms of the 2018/2021 Warrants, we sold to affiliates of certain of the initial purchasers of the 2018/2021 Notes warrants to acquire, on the stated expiration date of each 2018/2021 Warrant, up to 82.1 million shares of our common stock at an exercise price of $18.35 and $18.93 per share, respectively, subject to anti-dilution adjustments. Each 2018/2021 Warrant transaction is a separate transaction, entered into by us with each option counterparty, and is not part of the terms of the 2018/2021 Notes.
From December 20, 2013 through May 29, 2014, the period in which we would have been required to settle the 2018/2021 Note Hedges and 2018/2021 Warrants in cash if exercised, these instruments were required to be accounted for as derivative instruments with changes in fair value reported in the consolidated statements of operations, as further discussed in the Loss on Convertible Notes Derivatives section below. Upon obtaining the requisite approvals from our stockholders discussed above, the 2018/2021 Note Hedges and 2018/2021 Warrants were considered equity instruments. Thus, as of May 29, 2014, the

2018/2021 Note Hedges and 2018/2021 Warrants were remeasured at fair value (asset of $880.0 million and liability of $753.3 million respectively), with the changes in fair value reported in the consolidated statement of operations, and the resulting fair values of the 2018/2021 Note Hedges and 2018/2021 Warrants were reclassified to Stockholders' Equity. Changes in fair value subsequent to May 29, 2014 will not be recognized in the consolidated statement of operations as long as the instruments continue to qualify to be classified as equity.
The net increase in additional paid in capital during the second quarter of 2014 as a result of the reclassification of the 2018/2021 Conversion Options, 2018/2021 Note Hedges and 2018/2021 Warrants was $761.7 million.
Convertible Senior Notes Due 2020
On June 10, 2014, we issued $600.0 million in aggregate principal amount of 0.25% convertible senior notes due 2020 (the "2020 Notes") in a private placement offering. We received net proceeds, after payment of debt financing fees, of $584.5 million in the offering, before payment of the net cost of the call spread overlay described below.
Interest on the 2020 Notes is payable on July 15 and January 15 of each year, beginning on January 15, 2015. The 2020 Notes mature on January 15, 2020, unless earlier converted or purchased.
The 2020 Notes are convertible at any time until the close of business on the business day immediately preceding October 15, 2019 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending September 30, 2014, if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the 2020 Notes in effect on each applicable trading day; (2) during the five consecutive business day period following any 10 consecutive trading-day period in which the trading price for the 2020 Notes for each such trading day is less than 98% of the closing sale price of our common stock on such trading day multiplied by the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate events. The 2020 Notes were not convertible as of December 31, 2014. On and after October 15, 2019 and until the close of business on the second scheduled trading day immediately prior to the applicable stated maturity date, the 2020 Notes are convertible regardless of the foregoing conditions based on an initial conversion price of $26.87 per share of our common stock.
The conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. The 2020 Notes are convertible only into cash, shares of our common stock or a combination thereof at our election. Holders may also require us to repurchase all or a portion of the 2020 Notes upon a fundamental change, as defined in the indenture agreement, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as our failure to make certain payments or perform or observe certain obligations thereunder, the trustee or holders of a specified amount of then-outstanding 2020 Notes will have the right to declare all amounts then outstanding due and payable. We may not redeem the 2020 Notes prior to the applicable stated maturity date.
The 2020 Notes are general unsecured obligations and rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the 2020 Notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.
The embedded conversion options within the 2020 Notes are indexed to our common stock and thus were classified as equity instruments upon issuance of the 2020 Notes. The initial fair value of the embedded conversion options was recognized as a reduction in the carrying value of the 2020 Notes in the consolidated balance sheet and such discount will be amortized and recognized as interest expense over the term of the 2020 Notes. Subsequent changes in fair value are not recognized as long as the instruments continue to qualify to be classified as equity.
Call Spread Overlay for Convertible Senior Notes Due 2020
Concurrent with the issuance of the 2020 Notes, we entered into privately negotiated convertible note hedge transactions (collectively, the "2020 Note Hedge") and warrant transactions (collectively, the "2020 Warrants" and together with the 2020 Note Hedge, the “2020 Call Spread Overlay”), with certain of the initial purchasers of the 2020 Notes or their affiliates. Assuming full performance by the counterparties, the 2020 Call Spread Overlay is meant to effectively reduce our potential payout over the principal amount on the 2020 Notes upon conversion of the 2020 Notes.
Under the terms of the 2020 Note Hedge, we bought from affiliates of certain of the initial purchasers of the 2020 Notes options to acquire, at an exercise price of $26.87 per share, subject to anti-dilution adjustments, up to 22.3 million shares of our common stock. Each 2020 Note Hedge is a separate transaction, entered into by us with each option counterparty, and is not part of the terms of the 2020 Notes. Each 2020 Note Hedge is exercisable upon the conversion of the 2020 Notes and expires on the corresponding maturity dates of the 2020 Notes.
Under the terms of the 2020 Warrants, we sold to affiliates of certain of the initial purchasers of the 2020 Notes warrants to acquire, on the stated expiration date of each Warrant, up to 22.3 million shares of our common stock at an exercise price of $37.21 per share, subject to anti-dilution adjustments. Each 2020 Warrant transaction is a separate transaction, entered into by us with each option counterparty, and is not part of the terms of the 2020 Notes.
The 2020 Note Hedge and 2020 Warrants are indexed to our common stock and thus were classified as equity instruments upon issuance and recognized at fair value based on the negotiated transaction prices. Subsequent changes in fair value are not recognized as long as the instruments continue to qualify to be classified as equity.
First Wind Bridge Credit Facility
On November 17, 2014, we entered into a credit agreement with the lenders identified therein and Barclays Bank PLC, as administrative agent, arranger, lender, and letter of credit issuer (the “First Wind Bridge Credit Facility”). The First Wind Bridge Credit Facility provided for a senior secured letter of credit facility in an aggregate principal amount up to $815.0 million. The purpose of the First Wind Bridge Credit Facility was to provide an interim line of credit for the Company to backstop expenses related to the acquisition of First Wind Holdings, LLC. The First Wind Bridge Credit Facility was terminated in conjunction with the acquisition consummation on January 29, 2015.  No amounts were drawn under the First Wind Bridge Credit Facility.
Bridge Credit Facility
On December 20, 2013, we entered into a credit agreement with the lenders identified therein and Deutsche Bank AG New York Branch, as administrative agent, lender, and letter of credit issuer (the “Bridge Credit Facility”). The Bridge Credit Facility provided for a senior secured letter of credit facility in an aggregate principal amount up to $320.0 million and had a term ending December 15, 2014. The purpose of the Bridge Credit Facility was to backstop outstanding letters of credit issued by Bank of America, N.A. under our former revolving credit facility, which was terminated simultaneously with our entry into the Bridge Credit Facility (subject to our obligation to continue paying fees in respect of outstanding letters of credit). The Bridge Credit Facility was terminated on February 28, 2014, in connection with entering into the Renewable Energy credit facility discussed below.
Renewable Energy Credit Facility
On February 28, 2014, we entered into a credit agreement with the lenders identified therein, Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, and Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners (the “Credit Facility”). The Credit Facility provided for a senior secured letter of credit facility in an aggregate principal amount up to $265.0 million and has a term ending February 28, 2017. In the second quarter 2014, the parties added additional issuers to the Credit Facility to increase the funds available from $265.0 million to $315.0 million. Also in the second quarter 2014, all related parties executed an amendment allowing us to increase aggregate funds committed up to $800.0 million ($400.0 million prior to amendment), subject to certain conditions. In the fourth quarter 2014, the parties added additional issuers to the Credit Facility to increase the funds available from $315.0 million to $540.0 million. Also in the fourth quarter 2014, all related parties executed an amendment permitting the Company to secure additional financing in an amount up to $815.0 million for the First Wind Bridge Facility (see "First Wind Bridge Credit Facility").
Our obligations under the Credit Facility are guaranteed by certain of our domestic subsidiaries. Our obligations and the guaranty obligations of our subsidiaries are secured by first priority liens on and security interests in substantially all present and future assets of SunEdison and the subsidiary guarantors, including a pledge of the capital stock of certain of our domestic and foreign subsidiaries.
Interest under the Credit Facility accrues on the daily amount available to be drawn under outstanding letters of credit or bankers' acceptances, at an annual rate of 3.75%. Interest is due and payable in arrears at the end of each fiscal quarter and on the maturity date of the Credit Facility. Drawn amounts on letters of credit are due within seven business days, and interest accrues on drawn amounts at a base rate plus 2.75%.
The Credit Facility, as amended, contains representations, covenants and events of default typical for credit arrangements of comparable size, including maintaining a consolidated leverage ratio of 3.0 to 1.0 which excludes the 2018/2021 Notes and

2020 Notes(measurement commencing with the last day of the fiscal quarter ending December 31, 2014) and a minimum liquidity amount (measurement commencing with the last day of the fiscal quarter ending June 30, 2014) of the lesser of (i) 400.0 million and (ii) the sum of (x) $300.0 million plus (y) the amount, if any, by which the aggregate commitments exceed $300.0 million at such time. The Credit Facility also contains a customary material adverse effects clause and a cross default clause. The cross default clause is applicable to defaults on other indebtedness of SunEdison, Inc. in excess of $50.0 million, including the 2018/2021 Notes and 2020 Notes but excluding our non-recourse indebtedness.
The Credit Facility also contains mandatory prepayment and/or cash collateralization provisions applicable to specified asset sale transactions as well as our receipt of proceeds from certain insurance or condemnation events and the incurrence of additional indebtedness.
As of December 31, 2014, we had $518.9 million of outstanding third party letters of credit backed by the Credit Facility, which reduced the available capacity. Therefore, letters of credit could be issued under the Credit Facility in the amount of$21.1 million as of December 31, 2014.
TerraForm Global Acquisition Facility
On December 22, 2014, our subsidiary TerraForm Global, Inc., or “TerraForm Global") entered into a credit and guaranty agreement with various lenders and J.P. Morgan, as administrative agent, collateral agent, documentation agent, sole lead arranger, sole lead bookrunner, and syndication agent (the “TerraForm Global Acquisition Facility”). The TerraForm Global Acquisition Facility provides for a term loan credit facility in the amount of $150.0 million which will be used for the acquisition of certain renewable energy generation assets. The TerraForm Global Acquisition Facility will mature on the earlier of December 22, 2016 and the date on which all loans under the Acquisition Facility become due and payable in full, whether by acceleration or otherwise. The principal amount of loans under the TerraForm Global Acquisition Facility is payable in consecutive semiannual installments on June 22, 2015 and December 22, 2015, in each case, in an amount equal to 0.5% of the original principal balance of the loans funded prior to such payment, with the remaining balance payable on the maturity date. Loans under the TerraForm Global Acquisition Facility are non-recourse debt to entities outside of the legal entities that subscribe to the debt.
Loans and each guarantee under the TerraForm Global Acquisition Facility are secured by first priority security interests in all of TerraForm Global's assets and the assets of its domestic subsidiaries. Interest is based on TerraForm Global's election of either a base rate plus the sum of 6.5% and a spread (as defined) or a reserve adjusted eurodollar rate plus the sum of 7.5% and the spread. The reserve adjusted eurodollar rate will be subject to a floor of 1.0% and the base rate will be subject to a floor of 2.0%. The spread will initially be 0.50% per annum, commencing on the five-month anniversary of the closing date, and will increase by an additional 0.25% per annum every ninety days thereafter. As of December 31, 2014, the interest rate under the TerraForm Global Acquisition Facility was 8.5%. The TerraForm Global Acquisition Facility contains customary representations, warranties, and affirmative and negative covenants, including a minimum debt service coverage ratio applicable to TerraForm Global (1.15:1.00 starting March 31, 2015) that will be tested quarterly. The TerraForm Global Acquisition Facility loans may be prepaid in whole or in part without premium or penalty, and outstanding TerraForm Global Acquisition Facility loans must be prepaid in certain specified circumstances. At December 31, 2014, TerraForm Global had borrowed $150.0 million under the TerraForm Global Acquisition Facility.
OCBC (Wind Turbine Purchase) Facility
On December 19, 2014, a subsidiary entered into a credit and guaranty agreement with the Oversea-Chinese Banking Corporation Limited ("OCBC") as sole lead arranger and lender (the “OCBC Facility"). The OCBC Facility provides for a draft loan credit facility in an amount up to $120.0 million. On December 30, 2014, we borrowed $119.1 million under the OCBC Facility to fund a portion of the purchase price for certain production tax qualified turbines. The borrowings under the OCBC Facility will mature 6 months from the funding date unless payment is otherwise accelerated, subject to certain conditions. The principal and interest amount outstanding under the OCBC Facility is payable in full at maturity. Interest is calculated at an amount equal to LIBOR plus an applicable margin of 1.25%.
SMP Ltd. Credit Facilities
As a result of the acquisition of an additional interest in, and resulting consolidation of, SMP Ltd. discussed in Note 4, our consolidated long-term debt now includes SMP Ltd.'s long-term debt, which consists of four non-recourse term loan facilities and a working capital revolving credit facility. The term loan facilities provide for a maximum credit amount of 475 billion South Korean won in aggregate, which translates to $432.1 million as of December 31, 2014. The credit facilities hold maturity dates ranging from March 2019 to May 2019. Principal and interest on the term loan facilities are paid quarterly, with annual fixed interest rates ranging from 4.34% to 4.71%. As of December 31, 2014, a total of $353.3 million was outstanding under the term loan facilities. The working capital revolving facility provides for borrowings of up to 3 billion South Korean won, which translates to approximately $2.7 million as of December 31, 2014. The working capital facility matures in March 2015. Interest under the working capital facility is paid quarterly and accrues at a variable rate based on the three-month South Korean bank deposit rate plus 1.87%. The interest rate as of December 31, 2014 was 4.03%. As of December 31, 2014, a total of $1.6 million was outstanding under the working capital revolving facility.
Project Construction Facilities
On March 26, 2014, we entered into a financing agreement with certain lenders; Wilmington Trust, National Association, as administrative agent; Deutsche Bank Trust Company Americas, as collateral agent and loan paying agent; and Deutsche Bank Securities Inc., as lead arranger, bookrunner, structuring bank and documentation agent (the “Construction Facility”). The Construction Facility provides for a senior secured revolving credit facility in an amount up to $150.0 million and has a term ending March 26, 2017. During the second quarter of 2014, the parties agreed to increase the amount available under the Construction Facility to $285.0 million. The Construction Facility will be used to support the development and acquisition of new projects in the United States and Canada. Subject to certain conditions, we may request that the aggregate commitments be increased to an amount not to exceed $300.0 million. We paid fees of $7.5 million upon entry into the Construction Facility, which were recognized as deferred financing fees.
Loans under the Construction Facility are non-recourse debt to entities outside of the project company legal entities that subscribe to the debt and are secured by a pledge of collateral of the project company, including the project contracts and equipment. Interest on loans under the Construction Facility is based on our election of either LIBOR plus an applicable margin of 3.5%, or a defined prime rate plus an applicable margin of 2.5%. As of December 31, 2014, the interest rate under the Construction Facility was 5.75%.
The Construction Facility contains customary representations, warranties, and affirmative and negative covenants, including a material adverse effects clause whereby a breach may disallow a future draw but not acceleration of payment and a cross default clause whose remedy, among other rights, includes the right to restrict future loans as well as the right to accelerate principal and interest payments. Covenants primarily relate to the collateral amounts and transfer of right restrictions.
At December 31, 2014, we had borrowed $15.4 million under the Construction Facility, which is classified under system pre-construction, construction and term debt. In the event additional construction financing is needed, we have the ability to draw upon the available capacity of our Credit Facility (discussed above). In the event additional construction financing is needed beyond the amounts available under the Credit Facility and we are unable to obtain alternative financing, or if we have inadequate net working capital, such inability to fund future projects may have an adverse impact on our business growth plans, financial position and results of operations.
TerraForm Acquisition Facility
On March 28, 2014, TerraForm entered into a credit and guaranty agreement with various lenders and Goldman Sachs Bank USA, as administrative agent, collateral agent, documentation agent, sole lead arranger, sole lead bookrunner, and syndication agent (the “TerraForm Acquisition Facility”). The TerraForm Acquisition Facility provided for a term loan credit facility in an amount up to $400.0 million and had a term ending on the earlier of August 28, 2015 and the date on which all loans under the TerraForm Acquisition Facility become due and payable in full, whether by acceleration or otherwise. The TerraForm Acquisition Facility was used in the purchase of certain renewable energy generation assets.
The TerraForm Acquisition Facility was terminated on July 23, 2014, in connection with the closing of the TerraForm IPO (see Note 23). Upon termination of the TerraForm Acquisition Facility, no write-off of unamortized deferred financing fees was required as the amount was fully amortized.
TerraForm Credit Facilities
On July 23, 2014, in connection with the closing of the TerraForm IPO, TerraForm Operating, LLC ("Terra Operating LLC") and TerraForm Power, LLC ("Terra LLC"), both wholly owned subsidiaries of TerraForm, entered into a revolving credit facility (the "TerraForm Revolver") and a term loan facility (the "TerraForm Term Loan" and together with the TerraForm Revolver, the “TerraForm Credit Facilities”). The TerraForm Revolver provides for up to $140.0 million in senior secured revolving credit and the TerraForm Term Loan provides for $300.0 million in senior secured term loan financing.
The TerraForm Term Loan will mature on the five-year anniversary and the TerraForm Revolver will mature on the three-year anniversary of the funding date of the TerraForm Term Loan. All outstanding amounts under the TerraForm Credit Facilities bear interest at a rate per annum equal to, the lesser of either (a) a base rate plus 1.5% or (b) a reserve adjusted eurodollar rate plus 3.75%. For the TerraForm Term Loan, the base rate will be subject to a “floor” of 2.00% and the reserve adjusted eurodollar rate will be subject to a “floor” of 1.00%.

The TerraForm Credit Facilities provide for voluntary prepayments, in whole or in part, subject to notice periods and payment of repayment premiums. The TerraForm Credit Facilities require TerraForm to prepay outstanding borrowings in certain circumstances, subject to certain exceptions. The TerraForm Credit Facilities contain customary and appropriate representations and warranties and affirmative and negative covenants (subject to exceptions) by TerraForm and its subsidiaries.
The TerraForm Credit Facilities, each guarantee and any interest rate and currency hedging obligations of TerraForm or any guarantor owed to the administrative agent, any arranger or any lender under the TerraForm Credit Facilities are secured by first priority security interests in (i) all of TerraForm Operating LLC's assets and each guarantor’s assets, (ii) 100% of the capital stock of each of TerraForm’s domestic restricted subsidiaries and 65% of the capital stock of TerraForm's foreign restricted subsidiaries and (iii) all intercompany debt, collectively, the “Credit Facilities Collateral.”
On December 18, 2014, parties to the TerraForm Credit Facilities increased the TerraForm Term Loan by $275.0 million to a total of $575.0 million and the TerraForm Revolver by $75.0 million to a total of $215.0 million to increase liquidity and to fund several acquisitions. As of December 31, 2014, $573.6 million was outstanding under the TerraForm Term Loan and no amount was outstanding under the TerraForm Revolver.
Cash and Cash Equivalents
As of December 31, 2014, we had $855.5 million of cash and cash equivalents, $6,992.3 million of debt outstanding, of which $5,914.7 million is classified as long-term. Of this total debt outstanding, $3,288.1 million relates to project specific non-recourse financing that is backed by renewable energy system operating assets. The breach of any of the Renewable Energy Credit Facility provisions or covenants could result in a default under the Renewable Energy Credit Facility and could trigger acceleration of repayment, and a cross default on other financing arrangements, which could have a significant adverse effect on our liquidity and our business. As of December 31, 2014, we were in compliance with all covenants of the Renewable Energy Credit Facility. Additionally, while we expect to comply with the provisions and covenants of the Renewable Energy Credit Facility, Project Construction Facility, the Indentures governing the 2018 Notes, 2020 Notes and 2021 Notes, TerraForm Credit Facilities, First Wind Credit Facility, SMP Ltd. Credit Facilities, EM Yieldco Acquisition Facility, OCBC Facility and our other financing arrangements, deterioration in the worldwide economy and our operational results, including the completion of the construction and sale of renewable energy systems, could cause us to not be in compliance. While we would attempt to obtain waivers for noncompliance, we may not be able to obtain waivers, which could have a significant adverse effect on our liquidity and our business.
Contractual Obligations
Contractual obligations as of December 31, 2014 were as follows:

	Payments Due By Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
In millions
Long-term debt [1]	$6,910.9	$1,075.5	$674.0	$1,390.6	$3,770.8
Purchase obligations [2]	1,139.0	861.7	118.5	147.1	11.7
Capital leases	107.2	5.4	11.5	10.3	80.0
Operating leases	216.1	28.6	37.2	22.0	128.3
Uncertain tax positions [3]	16.7	16.7	—	—	—
Customer deposits [4]	35.1	15.0	20.1	—	—
Contingent consideration liability [5]	42.7	25.6	17.1	—	—
Asset retirement obligations [6]	149.0	—	—	—	149.0
Total contractual obligations	$8,616.7	$2,028.5	$878.4	$1,570.0	$4,139.8
____________________
Contractual obligations for purchase obligations and operating leases are not recognized in our consolidated balance sheet.

1
Long-term debt includes primarily minimum lease payments on our non-recourse financing sale-leaseback transactions and repayment of our Notes and other debt obligations. For the purpose of the table above, we assume that all holders of the Notes will hold the Notes through maturity. The table above does not include any cash outlays related to the potential settlement of the warrants and note hedge transactions entered into in connection with the convertible debt offering. See Note 10 to the Consolidated Financial Statements.

2
Represents obligations for agreements to purchase goods or services that are enforceable and legally binding on the Company, including minimum quantities at fixed prices to be purchased, committed capital expenditures, and outstanding purchases for goods or services as of December 31, 2014. These obligations include purchases related to renewable energy systems under development and held for sale. In addition to the above purchase obligations, in connection with the 2011 Global Plan, we will no longer take supplies or materials for a number of purchase agreements. We have notified our vendors of our intent not to procure these materials and we have accrued $29.7 million related to these contracts. These agreements either do not have stated fixed quantities and prices, have termination provisions, or require the vendor to mitigate losses by selling the materials to other parties. The actual amounts ultimately settled with these vendors could vary significantly, which could have a material adverse impact on our future earnings and cash flows.

3
Unrecognized tax benefits are reported as a component of other long-term liabilities. Due to the inherent uncertainty of the underlying tax positions, we are unable to reasonably estimate in which future periods these unrecognized tax benefits will be settled.

4	Customer deposits consist of amounts provided in connection with long-term supply agreements which must be returned to the customers according to the terms of the agreements.
5	Represents the estimated fair value of contingent consideration payable remaining related to past acquisitions.
6
We develop, construct and may temporarily operate certain project assets under power purchase and other agreements that include a requirement for the removal of the renewable energy systems at the end of the term of the agreement. We recognize liabilities for asset retirement obligations (“AROs”) at fair value in connection with such projects that are not under contract to be sold in the period in which they are incurred and the carrying amount of the related project asset is correspondingly increased. AROs represent the present value of expected decommissioning costs regarding the life of the project and timing of decommissioning. As of December 31, 2014, the liability for AROs was $149.0 million.

We have agreed to indemnify some of our solar wafer customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. The terms of most of these indemnification obligations generally do not provide for a limitation of our liability. We have not had any claims related to these indemnification obligations as of December 31, 2014.
We generally warrant the operations of our renewable energy systems. Due to the absence of historical material warranty claims and expected future claims, we have not recorded a material warranty accrual related to renewable energy systems as of December 31, 2014.
In connection with certain contracts to sell renewable energy systems directly or as sale-leasebacks, our SunEdison LLC subsidiary has guaranteed the systems' performance for various time periods following the date of interconnection. Also, under separate operations and maintenance services agreements, SunEdison LLC has guaranteed the uptime availability of the systems over the term of the arrangements, which may last up to 25 years. To the extent there are shortfalls in either of the guarantees, SunEdison LLC is required to indemnify the purchaser up to the guaranteed amount through a cash payment. The maximum losses that SunEdison LLC may be subject to for non-performance are contractually limited by the terms of each executed agreement.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related footnotes. In preparing these financial statements, we have made our best estimates of certain amounts included in the financial statements. Application of accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, a change may have a material impact. Our significant accounting policies are more fully described in Note 2 to the Consolidated Financial Statements herein.
Revenue Recognition
Renewable Energy System Sales
Renewable energy system sales involving real estate

We recognize revenue for renewable energy system sales with the concurrent sale or the concurrent lease of the underlying land, whether explicit or implicit in the transaction, in accordance with ASC 360-20, Real Estate Sales. For these transactions, we evaluate the renewable energy system to determine whether the equipment is integral equipment to the real estate; therefore, the entire transaction is in substance the sale of real estate and subject to revenue recognition under ASC 360-20. A renewable energy system is determined to be integral equipment when the cost to remove the equipment from its existing location, ship and reinstall at a new site, including any diminution in fair value, exceeds ten percent of the fair value of the equipment at the time of original installation. For those transactions subject to ASC 360-20, we recognize revenue and profit using the full accrual method once the sale is consummated, the buyer's initial and continuing investments are adequate to demonstrate its commitment to pay, our receivable is not subject to any future subordination, and we have transferred the usual risk and rewards of ownership to the buyer. If these criteria are met and we execute a sales agreement prior to the delivery of the renewable energy system and have an original construction period of three months or longer, we recognize revenue and profit under the percentage of completion method of accounting applicable to real estate sales when we can reasonably estimate progress towards completion. During the year ended December 31, 2014, 2013 and 2012 we recognized $10.6 million, $32.5 million and $72.8 million, respectively, of revenue using the percentage of completion method for renewable energy system sales involving real estate.
If the criteria for recognition under the full accrual method are met except that the buyer's initial and continuing investment is less than the level determined to be adequate, then we will recognize revenue using the installment method. Under the installment method, we record revenue up to our costs incurred and apportion each cash receipt from the buyer between cost recovered and profit in the same ratio as total cost and total profit bear to the sales value. During 2012, we recognized revenue of $22.7 million using the installment method. In 2014 and 2013, we did not have sales that qualified for installment method treatment.
If we retain some continuing involvement with the renewable energy system and do not transfer substantially all of the risks and rewards of ownership, profit shall be recognized by a method determined by the nature and extent of our continuing involvement, provided the other criteria for the full accrual method are met. In certain cases, we may provide our customers guarantees of system performance or uptime for a limited period of time and our exposure to loss is contractually limited based on the terms of the applicable agreement. In accordance with real estate sales accounting guidance, the profit recognized is reduced by our maximum exposure to loss (and not necessarily our most probable exposure) until such time that the exposure no longer exists.
Other forms of continuing involvement that do not transfer substantially all of the risks and rewards of ownership preclude revenue recognition under real estate accounting and require us to account for any cash payments using either the deposit or financing method. Such forms of continuing involvement may include contract default or breach remedies that provide us with the option or obligation to repurchase the renewable energy system. Under the deposit method, cash payments received from customers are reported as deferred revenue for renewable energy systems on the consolidated balance sheet, and under the financing method, cash payments received from customers are considered debt and reported as renewable energy financing and capital lease obligations on the consolidated balance sheet.
Renewable energy system sales not involving real estate
We recognize revenue for renewable energy system sales without the concurrent sale or the concurrent lease of the underlying land at the time a sales arrangement with a third party is executed, delivery has occurred and we have determined that the sales price is fixed or determinable and collectible. For transactions that involve a construction period of three months or longer, we recognize the revenue in accordance with ASC 605-35, Construction-Type and Production-Type Contracts, using the percentage of completion method, measured by actual costs incurred for work completed to total estimated costs at completion for each transaction. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and travel costs. Marketing and administration costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in full during the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined. During the years ended December 31, 2014 and December 31, 2013, we recorded $9.3 million and $53.5 million, respectively, of revenue under the percentage of completion method for renewable energy systems not involving real estate. There were no such amounts recognized in 2011.
Renewable energy system sales with service contracts

We frequently negotiate and execute renewable energy system sales contracts and post-system-sale service contracts contemporaneously, which we combine and evaluate together as a single arrangement with multiple deliverables. The total arrangement consideration is first separated and allocated to post-system-sale separately priced extended warranty and maintenance service contracts, and the revenue associated with that deliverable is recognized on a straight-line basis over the contract term. The remaining consideration is allocated to each unit of accounting based on the respective relative selling prices, and revenue is recognized for each unit of accounting when the revenue recognition criteria have been met.
Sale with a leaseback
We are a party to master lease agreements that provide for the sale and simultaneous leaseback of certain renewable energy systems constructed by us. We must determine the appropriate classification of sale-leaseback transactions on a project-by-project basis because the terms of the renewable energy systems lease schedule may differ from the terms applicable to other renewable energy systems. In addition, we must determine if the renewable energy system is considered integral equipment to the real estate upon which it resides. We do not recognize revenue on the sales transactions for any sales with a leaseback. Instead, revenue is recognized through the sale of electricity and energy credits which are generated as energy is produced. The terms of the lease and whether the system is considered integral to the real estate upon which it resides may result in either one of the following sale-leaseback classifications:
Financing arrangements
The financing method is applicable when we have determined that the assets under the lease are real estate. This occurs due to either a transfer of land or the transfer of a lease involving real estate and the leased equipment is integral equipment to the real estate. A sale-leaseback is classified as a financing sale-leaseback if we have concluded the leased assets are real estate and we have a prohibited form of continuing involvement, such as an option or obligation to repurchase the assets under our master lease agreements.
Under a financing sale-leaseback, we do not recognize any upfront profit because a sale is not recognized. The full amount of the financing proceeds is recorded as renewable energy financing debt, which is typically secured by the renewable energy system asset and its future cash flows from energy sales, but generally has no recourse to us under the terms of the arrangement.
We use our incremental borrowing rate to determine the principal and interest component of each lease payment. However, to the extent that our incremental borrowing rate will result in either negative amortization of the financing obligation or a built-in loss at the end of the lease (e.g. net book value of the system asset exceeds the financing obligation), the rate is adjusted to eliminate such results. The interest rate is adjusted accordingly for the majority of our financing sale-leasebacks because our future minimum lease payments do not typically exceed the initial proceeds received from the buyer-lessor. As a result, most of our lease payments are reported as interest expense, the principal of the financing debt does not amortize, and we expect to recognize a gain upon the final lease payment at the end of the lease term equal to the unamortized balance of the financing debt less the write-off of the system assets net book value.
Operations and maintenance
Operations and maintenance revenue is billed and recognized as services are performed. Costs of these revenues are expensed in the period they are incurred.
Power purchase agreements
Revenues from retained renewable energy systems are obtained through the sale of energy pursuant to terms set forth in executed power purchase agreements ("PPAs") or other contractual arrangements which have an average remaining life of 20 years as of December 31, 2014. All PPAs are accounted for as operating leases in accordance with ASC 840-20, Operating Leases. Subject to the terms of the agreement, these contracts have no minimum lease payments and all of the rental income under these leases is recorded as income when the electricity is delivered.
Incentive Revenue

For owned or capitalized renewable energy systems, we may receive incentives or subsidies from various state governmental jurisdictions in the form of renewable energy credits (“RECs”), which we sell to third parties. We may also receive performance-based incentives (“PBIs”) from public utilities. We recorded total PBI revenue of $22.6 million, $22.3 million and $31.4 million for the years ended December 31, 2014, 2013 and 2012, respectively, and total REC revenue of $31.9 million, $14.0 million and $17.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. Both the RECs and PBIs are based on the actual level of output generated from the system. RECs are generated as our renewable energy systems generate electricity. Typically, we enter into five to ten year binding contractual arrangements with utility companies or other investors who purchase RECs at fixed rates. REC revenue is recognized at the time we have transferred a REC pursuant to an executed contract relating to the sale of the RECs to a third party. For PBIs, production from our operated systems is verified by an independent third party and, once verified, revenue is recognized based on the terms of the contract and the fulfillment of all revenue recognition criteria. There are no penalties in the event electricity is not produced for PBIs. However, if production does not occur on the systems for which we have sale contracts for our RECs, we may have to purchase RECs on the spot market or pay specified contractual damages. Historically, we have not had to purchase material amounts of RECs to fulfill our REC sales contracts.
Recording of a sale of RECs and receipt of PBIs under U.S. GAAP are accounted for under ASC 605, Revenue Recognition. There are no differences in the process and related revenue recognition between REC sales to utilities and non-utility customers. Revenue is recorded when all revenue recognition criteria are met, including: there is persuasive evidence an arrangement exists (typically through a contract), services have been rendered through the production of electricity, pricing is fixed and determinable under the contract and collectability is reasonably assured. For RECs, the revenue recognition criteria are met when the energy is produced and a REC is generated and transferred to a third party pursuant to a contract with that party fixing the price for the REC. For PBIs, revenue is recognized upon validation of the kilowatt hours produced from a third party metering company because the quantities to be billed to the utility are determined and agreed to at that time.
Product Sales
Revenue is recognized for product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment for non-consignment orders. In the case of consignment orders, title passes when the customer pulls the product from the assigned storage facility or storage area or, if the customer does not pull the product within a contractually stated period of time (generally 60–90 days), at the end of that period, or when the customer otherwise agrees to take title to the product. Our product sales are generally made to customer specifications, and we conduct rigorous quality control and testing procedures to ensure that the finished product sales meet the customer’s specifications before the product is shipped. We consider international shipping term definitions in our determination of when title passes. We defer revenue for multiple element arrangements based on an average fair value per unit for the total arrangement when we receive cash in excess of fair value. We also defer revenue when pricing is not fixed or determinable or other revenue recognition criteria is not met.
Property, Plant and Equipment
We record property, plant and equipment at cost and depreciate it evenly over the assets’ estimated useful lives as follows:

	Years
Software	3	-	10
Buildings and improvements	2	-	50
Machinery and equipment	1	-	30
Renewable energy systems	23	-	30
Expenditures for repairs and maintenance are charged to expense as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property, plant and equipment sold or otherwise disposed of are removed from the capital accounts and any gain or loss is reported in current-year operations.
We often construct renewable energy systems for which we do not have a fixed-price construction contract and, in certain instances, we may construct a system and retain ownership of the system or perform a sale-leaseback. For these projects, we earn revenues associated with the energy generated by the renewable energy system, capitalize the cost of construction to renewable energy system property, plant and equipment and depreciate the system over its estimated useful life. For renewable energy systems under construction for which we intend to retain ownership and finance the system, we recognize all costs incurred as solar system construction in progress.

We may sell a renewable energy system and simultaneously lease back the renewable energy system. Property, plant and equipment accounted for as capital leases (primarily renewable energy systems) are depreciated over the life of the lease. Renewable energy systems that have not reached consummation of a sale under real estate accounting and have been leased back are recorded at the lower of the original cost to construct the system or its fair value and depreciated over the equipment's estimated useful life. For those sale-leasebacks accounted for as capital leases, the gain, if any, on the sale-leaseback transaction is deferred and recorded as a contra-asset that reduces the cost of the renewable energy system, thereby reducing depreciation expense over the life of the asset. Generally, as a result of various tax attributes that accrue to the benefit of the lessor/tax owner, renewable energy systems accounted for as capital leases are recorded at the net present value of the future minimum lease payments because this amount is lower than the cost and fair market value of the renewable energy system at the lease inception date.
Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the remaining lease term, including renewal periods considered reasonably assured of execution.
When we are entitled to incentive tax credits for property, plant and equipment, we reduce the asset carrying value by the amount of the credit, which reduces future depreciation.
Asset retirement obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its expected future value. The corresponding asset capitalized at inception is depreciated over the useful life of the asset. We operate under solar power services agreements with some customers that include a requirement for the removal of the renewable energy systems at the end of the term of the agreement. In addition, we could have certain legal obligations for asset retirements related to disposing of materials in the event of closure, abandonment or sale of certain of our manufacturing facilities. We recognize a liability in the period in which we have determined the time frame that the asset will no longer operate and information is available to reasonably estimate the liability’s fair value.
Business Combinations
We account for business acquisitions using the acquisition method of accounting and record intangible assets separate from goodwill. Intangible assets are recorded at their fair value based on estimates as of the date of acquisition. Goodwill is recorded as the residual amount of the purchase price consideration less the fair value assigned to the individual assets acquired and liabilities assumed as of the date of acquisition. We charge acquisition related costs that are not part of the purchase price consideration to general and administrative expense as they are incurred. These costs typically include transaction and integration costs, such as legal, accounting, and other professional fees. Contingent considerations, which represents an obligation of the acquirer to transfer additional assets or equity interests to the former owner as part of the exchange if specified future events occur or conditions are met, is accounted for at the acquisition date fair value either as a liability or as equity depending on the terms of the acquisition agreement.
Goodwill
Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. We do not amortize goodwill, but instead are required to test goodwill for impairment at least annually in the fourth quarter. We will perform an impairment test between scheduled annual tests if facts and circumstances indicate that it is more-likely-than-not that the fair value of a reporting unit that has goodwill is less than its carrying value.
We may first make a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying value to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The qualitative impairment test includes considering various factors including macroeconomic conditions, industry and market conditions, cost factors, a sustained share price or market capitalization decrease, and any reporting unit specific events. If it is determined through the qualitative assessment that a reporting unit’s fair value is more-likely-than-not greater than its carrying value, the two-step impairment test is not required. If the qualitative assessment indicates it is more-likely-than-not that a reporting unit’s fair value is not greater than its carrying value, we must perform the two-step impairment test. We may also elect to proceed directly to the two-step impairment test without considering such qualitative factors.

The first step in a two-step impairment test is the comparison of the fair value of a reporting unit with its carrying amount, including goodwill. We have historically defined our reporting units to be consistent with our reportable segments. In accordance with the authoritative guidance over fair value measurements, we define the fair value of a reporting unit as the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. We primarily use the income approach methodology of valuation, which includes the discounted cash flow method, and the market approach methodology of valuation, which considers values of comparable businesses to estimate the fair values of our reporting units. We do not believe that a cost approach is relevant to measuring the fair values of our reporting units.
Significant management judgment is required when estimating the fair value of our reporting units including the forecasting of future operating results, the discount rates and expected future growth rates that we use in the discounted cash flow method of valuation, and in the selection of comparable businesses that we use in the market approach. If the estimated fair value of the reporting unit exceeds the carrying value assigned to that unit, goodwill is not impaired and no further analysis is required.
If the carrying value assigned to a reporting unit exceeds its estimated fair value in the first step, then we are required to perform the second step of the impairment test. In this step, we assign the fair value of the reporting unit calculated in step one to all of the assets and liabilities of that reporting unit, as if a market participant just acquired the reporting unit in a business combination. The excess of the fair value of the reporting unit determined in the first step of the impairment test over the total amount assigned to the assets and liabilities in the second step of the impairment test represents the implied fair value of goodwill. If the carrying value of a reporting unit’s goodwill exceeds the implied fair value of goodwill, we would record an impairment loss equal to the difference. If there is no such excess then all goodwill for a reporting unit is considered impaired.
See Note 9 “Goodwill and Intangible Assets,” for additional information on our goodwill impairment tests.
Intangible Assets
Our indefinite-lived intangible assets include power plant development arrangements acquired in a business combination which relate to anticipated future economic benefits associated with our customer backlog and pipeline relationships. We initially treat backlog and pipeline as indefinite-lived intangible assets, similar to GAAP treatment of in-process R&D, which is not subject to amortization. These intangibles will be allocated to fixed assets as the construction of the related renewable energy systems stemming from the existing backlog and pipeline is completed and will ultimately be charged to the statement of operations through cost of goods sold if the projects is sold in a direct sale or depreciation expense if the project is retained on the balance sheet. These assets are tested annually for impairment on December 1 of each year, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. December 1 is the date in which the annual impairment review is performed for all indefinite lived intangible assets.
Intangible assets that have determinable estimated lives are amortized over those estimated lives. Power purchase agreements ("PPA") comprise the majority of our amortizable intangible assets and have a useful life range of 3-25 years. PPAs useful life is equal to the remaining term of the contractual agreement. The straight-line method of amortization is used because it best reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. The amounts and useful lives assigned to intangible assets acquired impact the amount and timing of future amortization. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows or some other fair value measure. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets.
Variable Interest Entities
Our business involves the formation of special purpose vehicles (referred to as “project companies”) to own the project assets and execute agreements for the construction and maintenance of the assets, as well as power purchase agreements or feed in tariff agreements with a buyer who will purchase the electricity generated from the renewable energy system once it is operating. We may establish joint ventures with non-related parties to share in the risks and rewards associated with renewable energy system development, which are facilitated through equity ownership of a project company. The project companies engage us to engineer, procure and construct the renewable energy system and may separately contract with us to perform predefined operational and maintenance services post construction. We evaluate the terms of those contracts as well as the joint venture agreements to determine if the entity is a variable interest entity ("VIE"), as well as if we are the primary beneficiary.

VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions; (b) obligation to absorb expected losses; or (c) right to receive expected residual returns. VIEs must be evaluated quantitatively and qualitatively to determine the primary beneficiary, which is the reporting entity that has (a) the power to direct activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. A VIE should have only one primary beneficiary, but may not have a primary beneficiary if no party meets the criteria described above.
To determine a VIE's primary beneficiary, an enterprise must perform a qualitative assessment to determine which party, if any, has the power to direct activities of the VIE and the obligation to absorb losses and/or receive its benefits. Therefore, an enterprise must identify the activities that most significantly impact the VIE's economic performance and determine whether it, or another party, has the power to direct those activities. When evaluating whether we are the primary beneficiary of a VIE, and must therefore consolidate the entity, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. If that evaluation is inconclusive as to which party absorbs a majority of the entity’s expected losses or residual returns, a quantitative analysis is performed to determine the primary beneficiary.
For our consolidated VIEs, we have presented on our consolidated balance sheets, to the extent material, the assets of our consolidated VIEs that can only be used to settle specific obligations of the consolidated VIE, and the liabilities of our consolidated VIEs for which creditors do not have recourse to our general assets outside of the VIE.
We consolidate any VIEs in renewable energy projects in which we are the primary beneficiary. During the year ended December 31, 2014, two renewable energy system project companies that were consolidated as of December 31, 2013 were deconsolidated, as a result of amendments to certain agreements which provide the largest stakeholder with kick-out rights for certain operations and maintenance services currently provided by SunEdison. Based on this change, we no longer are considered the primary beneficiary and thus deconsolidated the two entities.
Income Taxes
Deferred income taxes arise because of a different tax basis of assets or liabilities between financial statement accounting and tax accounting, which are known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items for which we receive a tax deduction, but have not yet been recorded in the consolidated statement of operations). We regularly review our deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified. Reportable U.S. GAAP income from our financing sale-leaseback transactions in the U.S. is deferred until the end of the lease term, generally 20-25 years, through the extinguishment of the debt.  However, sale-leaseback transactions generate current U.S. taxable income at the time of the sale, with the timing differences increasing deferred tax assets.  As a result of the continued decline in solar market conditions, the restructuring charges announced in December 2011, and cumulative losses in the U.S. and certain foreign jurisdictions, we recorded a material non-cash valuation allowance against the deferred tax assets at December 31, 2011. See Note 15 for further discussion.

We believe our tax positions are in compliance with applicable tax laws and regulations. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. Uncertain tax benefits, including accrued interest and penalties, are included as a component of other long-term liabilities because we do not anticipate that settlement of the liabilities will require payment of cash within the next twelve months. The accrual of interest begins in the first reporting period that interest would begin to accrue under the applicable tax law. Penalties, when applicable, are accrued in the financial reporting period in which the uncertain tax position is taken on a tax return. We recognize interest and penalties related to uncertain tax positions in income tax expense, which is consistent with our historical policy. We believe that our income tax accrued liabilities, including related interest, are adequate in relation to the potential for additional tax assessments. There is a risk, however, that the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and, therefore, could have a material impact on our tax provision, net (loss) income and cash flows. We review our accrued liabilities quarterly, and we may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning our transfer prices between our subsidiaries, the resolution of entire audits, or the expiration of statutes of limitations. Adjustments are most likely to occur in the year during which major audits are closed.
During the current year, we have repatriated the earnings of certain wholly owned subsidiaries to the United States. We do not provide for U.S. income taxes on the remaining undistributed earnings of our foreign subsidiaries which would be payable if the undistributed earnings were distributed to the U.S., as we consider those foreign earnings to be permanently reinvested outside the U.S. We plan foreign remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations.
We have made our best estimates of certain income tax amounts included in the financial statements. Application of our accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact.
Valuation of Convertible Debt
Our senior convertible notes require recognition of both a debt obligation and conversion option derivative in the consolidated financial statements. The debt component is required to be recognized at the fair value of a similar debt instrument that does not have an associated derivative component. The conversion option is recorded at fair value utilizing Level 2 inputs consisting of the exercise price of the instruments, the price and volatility of our common stock, the risk free interest rate and the contractual term. Such derivative instruments are not traded on an open market as the banks are the counterparties to the instruments. The accounting guidance also requires an accretion of the resulting debt discount as interest expense using the effective interest rate method over the expected life of the convertible debt.
Fair Value Measurements
Fair value accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, and are based on market data obtained from sources independent of us. Unobservable inputs reflect assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
•Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
•Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Valuations for Level 2 are prepared on an individual instrument basis using data obtained from recent transactions for identical securities in inactive markets or pricing data from similar instruments in active and inactive markets.
•Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

We maintain various financial instruments recorded at cost in the December 31, 2014 and 2013 balance sheets that are not required to be recorded at fair value. For certain of these instruments, including cash equivalents, restricted cash, accounts receivable and payable, customer deposits, income taxes receivable and payable, short-term borrowings and accrued liabilities, cost approximates fair value because of the short maturity period. See Note 12 for disclosures regarding the fair value of debt.
Derivative Financial Instruments and Hedging Activities
All derivative instruments are recorded on the consolidated balance sheet at fair value. Derivatives not designated as hedge accounting and used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with the offsetting transaction gains and losses associated with the items being hedged. Derivatives used to hedge foreign-currency denominated cash flows and floating rate debt may be accounted for as cash flow hedges, as deemed appropriate. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive (loss) income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all cash flow hedges, if any, is recognized currently in earnings. Derivatives used to manage the foreign currency exchange risk associated with a net investment denominated in another currency are accounted for as a net investment hedge. The effective portion of the hedge will be recorded in the same manner as foreign currency translation adjustment in other comprehensive (loss) income. When the investment is dissolved and we recognize a gain or loss in other income (expense), the associated hedge gain or loss in other comprehensive (loss) income will be reclassified to other income (expense).
Derivatives not designated as hedging
We use foreign currency forward contract to mitigate the risk that the net cash flows resulting from foreign currency transactions will be negatively affected by changes in exchange rates. Gains or losses on our forward contracts, as well as the offsetting losses or gains on the related hedged receivables and payables, are included in non-operating expenses (income) in the consolidated statement of operations. Net currency losses on unhedged foreign currency positions totaled $32.6 million, $12.3 million and $13.6 million in 2014, 2013 and 2012, respectively.
The embedded conversion options within senior convertible notes are derivative instruments that are required to be separated from the notes. From December 20, 2013 through May 29, 2014, the period in which we would have been required to settle conversions in cash if exercised, the embedded conversion options within the senior convertible notes due 2018 and 2021 were separated from these notes and accounted for separately as derivative instruments (derivative liabilities) with changes in fair value reported in the consolidated statements of operations, as further discussed in Note 10 to the consolidated financial statements. Upon obtaining the requisite approvals from our stockholders, these conversion options were determined to be indexed to our common stock and therefore considered equity instruments. Thus, as of May 29, 2014, the conversion options were remeasured at fair value, with the change in fair value reported in the consolidated statement of operations, and the resulting fair value of the conversion options was reclassified to Stockholders' Equity. Changes in fair value subsequent to May 29, 2014 are not recognized in the consolidated statement of operations as long as the instruments continue to qualify to be classified as equity. The embedded conversion options within the senior convertible notes due 2020 are indexed to our common stock and thus were classified as equity instruments upon issuance of these notes.
In connection with the senior convertible notes, we also entered into privately negotiated convertible note hedge transactions and warrant transactions with certain of the initial purchasers of the senior convertible notes or their affiliates. Assuming full performance by the counterparties, the purpose of these transactions was to effectively reduce our potential payout over the principal amount on the notes upon conversion of the notes. From December 20, 2013 through May 29, 2014, the period in which we would have been required to settle the note hedges and warrants related to the senior convertible notes due 2018 and 2021 in cash if exercised, these instruments were required to be accounted for as derivative instruments with changes in fair value reported in the consolidated statements of operations, as further discussed in Note 10 to the consolidated financial statements. Upon obtaining the requisite approvals from our stockholders, these note hedges and warrants were considered equity instruments. Thus, as of May 29, 2014, these note hedges and warrants were remeasured at fair value, with the changes in fair value reported in the consolidated statement of operations, and the resulting fair values of the note hedges and warrants were reclassified to Stockholders' Equity. Changes in fair value subsequent to May 29, 2014 will not be recognized in the consolidated statement of operations as long as the instruments continue to qualify to be classified as equity. The note hedges and warrants associated with the senior convertible notes due 2020 are indexed to our common stock and thus were classified as equity instruments upon issuance of these notes.
Derivatives designated as hedging
In addition to the currency forward contracts purchased to hedge transactional currency risks, we may enter into currency forward contracts to hedge cash flow risks associated with future purchases of raw materials. Our cash flow hedges are designed to protect against the variability in foreign currency rates between a foreign currency and the U.S. Dollar. As of December 31, 2014, there were no currency forward contracts outstanding being accounted for as cash flow hedges.

We are party to certain interest rate swap instruments that are accounted for using hedge accounting. Interest rate swap arrangements are used to manage risks generally associated with interest rate fluctuations. These contracts have been accounted for as a qualifying cash flow hedge in accordance with derivative instrument and hedging activities guidance, whereby the balance reported within the consolidated financial statements represents the estimated fair value of the net amount we would settle on December 31, 2014. The fair value is an estimate of the net amount that we would pay or receive on the measurement date if the agreements were transferred to other parties or cancelled by us. The counterparties to these agreements are financial institutions. The fair values of the contracts are estimated by obtaining quotations from the financial institutions.
Commitments & Contingencies
We are involved in conditions, situations or circumstances in the ordinary course of business with possible gain or loss contingencies. At the time the situation is known we book an accrual based on either the best estimate within a range of loss or if the best estimate is unknown, we book the low range of the accrual. We continually evaluate uncertainties associated with loss contingencies and record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the loss or range of loss can be reasonably estimated.
ACCOUNTING STANDARDS UPDATES NOT YET EFFECTIVE
In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 limits the requirement to report discontinued operations to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. ASU 2014-08 also requires expanded disclosures concerning discontinued operations, disclosures of certain financial results attributable to a disposal of a significant component of an entity that does not qualify for discontinued operations reporting and expanded disclosures for long-lived assets classified as held for sale or disposed of. ASU 2014-08 is effective for us on a prospective basis in our first quarter of fiscal 2015. Early adoption is permitted, but only for disposals (or assets classified as held for sale) that have not been reported in financial statements previously issued or available for issuance. The adoption of ASU 2014-08 is not expected to have a material impact on our consolidated financial statements and related disclosures.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. ASU 2014-09 is effective for us on January 1, 2017. Early application is not permitted. The standard permits the use of either a retrospective or cumulative effect transition method. We have not determined which transition method we will adopt, and we are currently evaluating the impact that ASU 2014-09 will have on our consolidated financial statements and related disclosures upon adoption.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. ASU 2014-15 is effective for us for our fiscal year ending December 31, 2016 and for interim periods thereafter. We are currently evaluating the impact of this standard on our consolidated financial statements.
In January 2015, the FASB issued ASU No. 2015-01, Income Statement —Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the concept of reporting for extraordinary items. ASU 2015-01 is effective for us for our fiscal year ending December 31, 2016 and for interim periods thereafter. We are currently evaluating the impact of this standard on our consolidated financial statements.
On February 18, 2015, the FASB issued ASU No. 2015-02, Consolidation, which reduces the number of consolidation models and simplifies the current standard. Entities may no longer need to consolidate a legal entity in certain circumstances based solely on its fee arrangements when certain criteria are met. ASU 2015-02 reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity. ASU 2015-02 is effective for us for our fiscal year ending December 31, 2015. We are currently evaluating the impact of this standard on our consolidated financial statements.
MARKET RISK
Our market risk is mainly related to interest rate and foreign exchange risk.
The overall objective of our financial risk management program is to reduce the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.
To mitigate the risk associated with fluctuations in foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. Foreign currency transaction gains and losses are generally offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to us. A substantial majority of our revenue and capital spending is transacted in U.S. Dollars. However, we do enter into transactions in other currencies, primarily, the Euro, the Japanese Yen, the Canadian Dollar, the Australian Dollar, the British Pound, the Indian Rupee, the Mexican Peso, the Brazilian Real, the South African Rand and certain other Asian currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our Taiwan, Malaysia and Singapore based subsidiaries use the U.S. Dollar as their functional currencies for financial reporting purposes and thus we do not hedge our New Taiwanese Dollar, Malaysian Ringgit or Singapore Dollar exposures.
The fair market value of our convertible senior notes is subject to interest rate risk, market price risk and other factors due to the convertible feature of these instruments. The fair market value will generally increase as interest rates fall and decrease as interest rates rise. In addition, the fair market value of our convertible senior notes will generally increase as the market price of our common stock increases and decrease as the market price of our common stock falls. The interest and market value changes affect the fair market value of the convertible senior notes, but do not impact our financial position, cash flows or results of operations due to the fixed nature of the debt obligations, except to the extent increases in the value of our common stock may provide the holders of the convertible senior notes the right to convert to cash in certain instances. The aggregate estimated fair value of the senior convertible notes was $1,433.0 million as of December 31, 2014 based on quoted market prices as reported by an independent pricing source. A 10% increase in quoted market prices would increase the estimated fair value of our convertible senior notes to $1,576.3 million and a 10% decrease in the quoted market prices would decrease the estimated fair value of our convertible senior notes to $1,289.7 million.
We have variable debt instruments with a carrying amount of $1,821.8 million as of December 31, 2014. Of this amount, $1,112.1 million is hedged using interest rate swaps, certain of which are designated as cash flow hedges. If the relevant market interest rates for all of our variable pay-rate borrowings had been 100 basis points higher or lower than the actual interest rates in 2014, our interest expense would have changed by $14.7 million, partially offset by our interest rate hedges. The notional amounts and fair values of our interest rate cash flow hedges at December 31, 2014 were $540.7 million and $6.0 million net liability, respectively. If the relevant market interest rates had been 100 basis points higher or lower than the actual interest rates in 2014, it would have resulted in an estimated fair value change of approximately $5.4 million to the net liability. Because these interest rate swaps are accounted for as cash flow hedges, the changes in fair value would be included within other accumulated other comprehensive income (loss) in the consolidated balance sheet. We also have interest rate swaps that are considered economic hedges. The changes in fair value of these economic hedges would be included in non-operating expenses in the consolidated statement of operations. The notional amounts and fair values of our economic interest rate swap hedges, including upward amortizing instruments, as of December 31, 2014, was $571.4 million and $61.3 million liability, respectively. If the relevant market interest rates had been 100 basis points higher or lower than the actual interest rates in 2014, it would have resulted in an estimated fair value change of approximately $5.7 million to the liability.
We are also subject to interest rate risk related to our cash equivalents, pension plan assets and capital leases. In addition to interest rate risk on our cash equivalents and pension plan assets, we are subject to issuer credit risk because the value of our assets may change based on liquidity issues or adverse economic conditions affecting the creditworthiness of the issuers or group of issuers of the assets we may own. Our pension plan assets are invested primarily in marketable securities including common stocks, bonds and interest bearing deposits. See additional discussion in “Liquidity and Capital Resources” and “Critical Accounting Policies and Estimates.” Due to the diversity of and numerous securities in our portfolio, estimating a hypothetical change in value of our portfolio based on estimated changes in interest rates and issuer risk is not practical.
Our business model is highly sensitive to interest rate fluctuations and the availability of liquidity, and would be adversely affected by increases in interest rates or liquidity constraints. Our renewable energy business requires access to additional capital to fund projected growth. During the construction phase of renewable energy systems, we provide short-term working capital support to a project company or may obtain third party construction financing to fund engineering, procurement and installation costs. To the extent that our access to capital is limited or on unfavorable terms, our rate of growth of the Renewable Energy Development segment may be limited by capital access.
UNAUDITED QUARTERLY FINANCIAL INFORMATION

2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
In millions, except per share data
Net sales	$340.7	$431.6	$468.8	$405.6
Gross profit	38.9	5.4	41.1	57.5
Loss from continuing operations	(600.8)	(65.3)	(238.3)	(277.0)
(Loss) income from discontinued operations, net of tax	(15.2)	14.1	(79.4)	(10.5)
Net Loss	(616.0)	(51.2)	(317.7)	(287.5)
Net loss attributable to noncontrolling interests	2.4	10.0	34.3	45.3
Net loss attributable to SunEdison stockholders	(613.6)	(41.2)	(283.4)	(242.2)
Amounts attributable to SunEdison stockholders:
Loss from continuing operations	(599.0)	(55.5)	(204.0)	(231.7)
(Loss) income from discontinued operations	(14.6)	14.3	(79.4)	(10.5)
Basic (loss) income per share
Continuing operations	(2.25)	(0.21)	(0.76)	(0.85)
Discontinued operations	(0.06)	0.05	(0.30)	(0.04)
Total	(2.31)	(0.16)	(1.06)	(0.89)
Diluted (loss) income per share
Continuing operations	(2.25)	(0.21)	(0.76)	(0.85)
Discontinued operations	(0.06)	0.05	(0.30)	(0.04)
Total	(2.31)	(0.16)	(1.06)	(0.89)
Market close stock prices:
High	21.48	22.87	24.05	22.89
Low	13.37	16.74	18.88	14.30
In the first quarter of 2014, net loss was impacted by a non-cash fair value adjustment on derivative instruments totaling $451.8 million reported as a non-operating expense. This was a result of the net change in the estimated fair values of the embedded conversion option, note hedge and warrant derivative instruments entered into in connection with the senior convertible notes offering completed in December 2013.
In the second quarter of 2014, net loss was impacted by a non-cash fair value adjustment on derivative instruments totaling $47.6 million reported as a non-operating expense. This was a result of the net change in the estimated fair values of the embedded conversion option, note hedge and warrant derivative instruments entered into in connection with the senior convertible notes offering completed in December 2013. This loss was offset by a gain of $145.7 million recognized as a result of the remeasurement of our previously held equity investment in SMP Ltd., our polysilicon joint venture with Samsung Fine Chemicals Co. Ltd., upon the acquisition of an additional interest in the joint venture.
In the fourth quarter of 2014, net loss was impacted by long-lived asset impairment charges of $34.2 million, which primarily related to the impairment of a power plant development arrangement intangible asset and construction in progress related to one of our solar projects.

2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
In millions, except per share data
Net sales	$212.4	$161.2	$379.3	$343.2
Gross profit (loss)	27.2	17.8	39.5	(20.9)
Loss from continuing operations	(91.7)	(84.7)	(121.4)	(275.8)
(Loss) income from discontinued operations, net of tax	(9.7)	(11.7)	9.3	(28.2)
Net Loss	(101.4)	(96.4)	(112.1)	(304.0)
Net loss (income) attributable to noncontrolling interests	12.0	(6.5)	4.1	17.6
Net (loss) income attributable to SunEdison stockholders	(89.4)	(102.9)	(108.0)	(286.4)
Amounts attributable to SunEdison stockholders:
Loss from continuing operations	(78.9)	(89.7)	(117.3)	(258.1)
(Loss) income from discontinued operations	(10.5)	(13.2)	9.3	(28.3)
Basic (loss) income per share
Continuing operations	(0.34)	(0.38)	(0.50)	(1.06)
Discontinued operations	(0.05)	(0.06)	0.04	(0.12)
Diluted (loss) income per share
Continuing operations	(0.34)	(0.38)	(0.50)	(1.06)
Discontinued operations	(0.05)	(0.06)	0.04	(0.12)
Market close stock prices:
High	5.66	8.72	10.22	13.49
Low	3.44	4.08	6.46	8.35
In the first quarter of 2013, we recognized $25.0 million of revenue related to an amendment of a long-term solar wafer supply contract with Tainergy. In the third quarter of 2013, we terminated our long-term solar wafer supply agreement with Gintech Energy Corporation and subsequently amended. As part of that amendment, we retained a deposit and recognized $22.9 million of revenue.
Fourth quarter 2013 gross profit was negatively impacted by our decision to retain more projects on the balance sheet as well as a $10.2 million impairment of intangible assets and $6.4 million of lower of cost or market charges pertaining to solar related inventory. In the fourth quarter of 2013, we completed the redemption of the $550 million outstanding aggregate principal amount of the 7.75% senior notes due 2019, the $400 million corporate revolving credit facility and the $200 million second lien term loan with an interest rate of 10.75%. As a result of these redemptions, we recognized a loss on early extinguishment of debt in the consolidated statement of operations of $75.1 million.